Exhibit 23(a)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form F-4 of Celulosa Arauco y Constitución S.A. of our report dated March 4, 2011 relating to the financial statements of Celulosa Arauco y Constitución S.A., which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers

Santiago Chile

March 9, 2011